Exhibit 99.1

MicroStrategy Announces BTC and ATM Activity

Raised $2.03 billion; Purchased 27,200 BTC; Now Holds 279,420 BTC with BTC Yield of 26.4% YTD

TYSONS CORNER, Va., November 11, 2024 - MicroStrategy® Incorporated (Nasdaq: MSTR) (the “Company”), the largest corporate holder of bitcoin and the world’s first Bitcoin Treasury Company, today announced updates with respect to its bitcoin activity and holdings, capital markets activity, and BTC Yield, a key performance indicator.

BTC Update

The Company today announced that, during the period between October 31, 2024 and November 10, 2024, the Company acquired approximately 27,200 bitcoins for approximately $2.03 billion in cash, at an average price of approximately $74,463 per bitcoin, inclusive of fees and expenses. The bitcoin purchases were made using proceeds from the issuance and sale of Shares (defined below) under the Sales Agreements (defined below).

As of November 10, 2024, the Company, together with its subsidiaries, held an aggregate of approximately 279,420 bitcoins, which were acquired at an aggregate purchase price of approximately $11.9 billion and an average purchase price of approximately $42,692 per bitcoin, inclusive of fees and expenses.

ATM Update

As previously disclosed, on August 1, 2024, the Company entered into a Sales Agreement (the “August Sales Agreement”) with TD Securities (USA) LLC, The Benchmark Company, LLC, BTIG, LLC, Canaccord Genuity LLC, Maxim Group LLC and SG Americas Securities, LLC, as sales agents (the “August Sales Agents”), pursuant to which the Company may issue and sell shares of its class A common stock, par value $0.001 per share (“Shares”), having an aggregate offering price of up to $2.0 billion from time to time through the Sales Agents.

Additionally, on October 30, 2024, the Company entered into a Sales Agreement (the “October Sales Agreement” and, together with the August Sales Agreement, the “Sales Agreements”) with TD Securities (USA) LLC, Barclays Capital Inc., The Benchmark Company, LLC, BTIG, LLC, Canaccord Genuity LLC, Cantor Fitzgerald & Co., Maxim Group LLC, Mizuho Securities USA LLC, and SG Americas Securities, LLC, as agents (the “October Sales Agents”), pursuant to which the Company may issue and sell Shares having an aggregate offering price of up to $21 billion from time to time through the October Sales Agents.

The Company today announced that, as of November 10, 2024, the Company had sold an aggregate of 7,854,647 Shares under the Sales Agreements for aggregate net proceeds to the Company (less sales commissions) of approximately $2.03 billion. As a result of these sales, the August Sales Agreement has been substantially depleted and further at-the-market sales of Shares will be made under the October Sales Agreement.

BTC Yield KPI

From October 1, 2024 to November 10, 2024, the Company’s BTC Yield was 7.3%. From January 1, 2024 to November 10, 2024, the Company’s BTC Yield was 26.4%.

BTC Yield is a key performance indicator (“KPI”) that represents the percentage change period-to-period of the ratio between the Company’s bitcoin holdings and its Assumed Diluted Shares Outstanding. Assumed Diluted Shares Outstanding refers to the aggregate of the Company’s actual shares of common stock outstanding as of the end of the applicable period plus all additional shares that would result from the assumed conversion of all outstanding convertible notes, exercise of all outstanding stock option awards, and settlement of all outstanding restricted stock units and performance stock units. The Company uses BTC Yield as a KPI to help assess the performance of its strategy of acquiring bitcoin in a manner the Company believes is accretive to shareholders. The Company believes this KPI can be used to supplement an investor’s understanding of the Company’s decision to fund the purchase of bitcoin by issuing additional shares of its common stock or instruments convertible to common stock.

BTC Yield and Basic and Assumed Diluted Shares Outstanding

	12/31/2023	9/30/2024	11/10/2024
Total Bitcoin Holdings	189,150	252,220	279,420
Shares Outstanding (in ‘000s) (1)
Class A	149,041	182,995	191,154
Class B	19,640	19,640	19,640

Basic Shares Outstanding (2)	168,681	202,635	210,794
2025 Convertible Shares @$39.80	16,330	—	—
2027 Convertible Shares @$143.25	7,330	7,330	7,330
2028 Convertible Shares @$183.19	—	5,513	5,513
2030 Convertible Shares @$149.77	—	5,342	5,342
2031 Convertible Shares @$232.72	—	2,594	2,594
2032 Convertible Shares @$204.33	—	3,915	3,915
Options Outstanding	12,936	5,678	5,256
RSU/PSU Unvested	2,359	2,034	2,013

Assumed Diluted Shares Outstanding (3)	207,636	235,042	242,758
BTC Yield % (Quarter to Date)			7.3%
BTC Yield % (Year to Date)			26.4%

(1)

On July 11, 2024, the Company announced a 10-for-1 stock split of the Company’s class A common stock and class B common stock. The stock split was effected by means of a stock dividend to the holders of record of the Company’s class A common stock and class B common stock as of the close of business on August 1, 2024, the record date for the dividend. The dividend was distributed after the close of trading on August 7, 2024 and trading commenced on a split-adjusted basis at market open on August 8, 2024. As a result of the stock split, all applicable share and equity award information has been retroactively adjusted to reflect the stock split for all periods presented.

(2)

Basic Shares Outstanding as of 12/31/2023 and 9/30/2024 reflects the actual Class A and Class B common stock outstanding as of the dates presented. Basic Shares Outstanding as of 11/10/2024 reflects the sum of (i) the actual Class A and Class B common stock outstanding as of the date presented and (ii) shares of Class A common stock sold under at-the-market equity offering programs and/or exercised pursuant to stock options as of the date presented and pending issuance upon settlement.

(3)

Assumed Diluted Shares Outstanding refers to the aggregate of our Basic Shares outstanding as of the end of each period plus all additional shares that would result from the assumed conversion of all outstanding convertible notes, exercise of all outstanding stock option awards, and settlement of all outstanding restricted stock units and performance stock units. Assumed Diluted Shares Outstanding is not calculated using the treasury method and does not take into account any vesting conditions (in the case of equity awards), the exercise price of any stock option awards or any contractual conditions limiting convertibility of convertible debt instruments.

Important Information about BTC Yield KPI

BTC Yield is a KPI that represents the percentage change period-to-period of the ratio between the Company’s bitcoin holdings and its Assumed Diluted Shares Outstanding. Assumed Diluted Shares Outstanding refers to the aggregate of the Company’s actual shares of common stock outstanding as of the end of each period plus all additional shares that would result from the assumed conversion of all outstanding convertible notes, exercise of all outstanding stock option awards, and settlement of all outstanding restricted stock units and performance stock units. Assumed Diluted Shares Outstanding is not calculated using the treasury method and does not take into account any vesting conditions (in the case of equity awards), the exercise price of any stock option awards or any contractual conditions limiting convertibility of convertible debt instruments.

The Company uses BTC Yield as a KPI to help assess the performance of its strategy of acquiring bitcoin in a manner the Company believes is accretive to shareholders. The Company believes this KPI can be used to supplement an investor’s understanding of its decision to fund the purchase of bitcoin by issuing additional shares of its common stock or instruments convertible to common stock. When the Company uses this KPI, management also takes into account the various limitations of this metric, including that it does not take into account debt and other liabilities and claims on company assets that would be senior to common equity and that it assumes that all indebtedness will be refinanced or, in the case of the Company’s senior convertible debt instruments, converted into shares of common stock in accordance with their respective terms.

Additionally, this KPI is not, and should not be understood as, an operating performance measure or a financial or liquidity measure. In particular, BTC Yield is not equivalent to “yield” in the traditional financial context. It is not a measure of the return on investment the Company’s shareholders may have achieved historically or can achieve in the future by purchasing stock of the Company, or a measure of income generated by the Company’s operations or its bitcoin holdings, return on investment on its bitcoin holdings, or any other similar financial measure of the performance of its business or assets.

The trading price of the Company’s class A common stock is informed by numerous factors in addition to the amount of bitcoins the Company holds and number of actual or potential shares of its stock outstanding, and as a result, the market value of the Company’s shares may trade at a discount or a premium relative to the market value of the bitcoin the Company holds, and BTC Yield is not indicative nor predictive of the trading price of the Company’s shares of class A common stock.

As noted above, this KPI is narrow in its purpose and is used by management to assist it in assessing whether the Company is using equity capital in a manner accretive to shareholders solely as it pertains to its bitcoin holdings.

In calculating this KPI, the Company does not take into account the source of capital used for the acquisition of its bitcoin. The Company notes in particular, it has acquired bitcoin using proceeds from the offerings of its 6.125% Senior Secured Notes due 2028 Secured Notes (which the Company has since redeemed), which were not convertible to shares of the Company’s common stock, as well as convertible senior notes, which at the time of issuance had, and may from time-to-time thereafter have, conversion prices above the current trading prices of the Company’s common stock, or as to which the holders of such convertible notes may not then be entitled to exercise the conversion rights of the notes. Such offerings have had the effect of increasing the BTC Yield without taking into account the corresponding debt. Conversely, if any of the Company’s convertible senior notes mature or are redeemed without being converted into common stock, the Company may be required to sell shares in quantities greater than the shares such notes are convertible into or generate cash proceeds from the sale of bitcoin, either of which would have the effect of decreasing the BTC Yield due to changes in the Company’s bitcoin holdings and shares in ways that were not contemplated by the assumptions in calculating BTC Yield. Accordingly, this metric might overstate or understate the accretive nature of the Company’s use of equity capital to buy bitcoin because not all bitcoin may be acquired using proceeds of equity offerings and not all issuances of equity may involve the acquisition of bitcoin.

The Company determines its KPI targets based on its history and future goals. The Company’s ability to achieve positive BTC Yield may depend on a variety of factors, including its ability to generate cash from operations in excess of its fixed charges and other expenses, as well as factors outside of its control, such as the availability of debt and equity financing on favorable terms. Past performance is not indicative of future results.

The Company has historically not paid any dividends on its shares of common stock, and by presenting this KPI the Company makes no suggestion that it intends to do so in the future. Ownership of common stock does not represent an ownership interest in the bitcoin the Company holds.

Investors should rely on the financial statements and other disclosures contained in the Company’s SEC filings. This KPI is merely a supplement, not a substitute. It should be used only by sophisticated investors who understand its limited purpose and many limitations.

About MicroStrategy Incorporated

MicroStrategy (Nasdaq: MSTR) is the world’s first and largest Bitcoin Treasury Company. We are a publicly traded company that has adopted Bitcoin as our primary treasury reserve asset. By using proceeds from equity and debt financings, as well as cash flows from our operations, we strategically accumulate Bitcoin and advocate for its role as digital capital. Our treasury strategy is designed to provide investors varying degrees of economic exposure to Bitcoin by offering a range of securities, including equity and fixed-income instruments. In addition, we provide industry-leading AI-powered enterprise analytics software, advancing our vision of Intelligence Everywhere. We leverage our development capabilities to explore innovation in Bitcoin applications, integrating analytics expertise with our commitment to digital asset growth. We believe our combination of operational excellence, strategic Bitcoin reserve, and focus on technological innovation positions us as a leader in both the digital asset and enterprise analytics sectors, offering a unique opportunity for long-term value creation.

MicroStrategy, MicroStrategy AI, Intelligence Everywhere, Intelligent Enterprise, and MicroStrategy Library are either trademarks or registered trademarks of MicroStrategy Incorporated in the United States and certain other countries. Other product and company names mentioned herein may be the trademarks of their respective owners.

Contact:

MicroStrategy Incorporated

Shirish Jajodia

Corporate Treasurer

ir@microstrategy.com